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                                                                   EXHIBIT 10.34

                               February 17, 1997


Mr. Phillip B. Rooney
President and Chief Executive Officer
WMX Technologies, Inc.
3003 Butterfield Road
Oak Brook, Illinois  60521

Dear Phil:

This letter will set forth our understanding with respect to the implementation and application of the Amended and Restated Employment Agreement, dated as of June 7, 1996 (the "Agreement"), between you and WMX Technologies, Inc. (the "Company") in connection with your resignation as President and Chief Executive Officer of the Company.

As a result of your resignation as President and Chief Executive Officer of the Company on February 17, 1997, this letter constitutes written notice, pursuant to Section 6(d) of the Agreement, of the Company's decision to terminate the Agreement. As a result of this notice, the "Term" of the Agreement shall be a five-year period ending February 17, 2002, unless earlier terminated in accordance with the terms of the Agreement. Also as provided in Section 6(d), you will immediately begin receiving cash compensation in an annual amount of $2,500,000, which will be paid on the same bi-weekly basis as you are currently being paid, such amounts being in lieu of all salary, bonuses, incentive or other performance based compensation for the remainder of the Term.

It is appropriate, under the circumstances, to memorialize several additional points of agreement which we have reached in connection with your resignation as President and Chief Executive Officer of the Company. They are as follows:

  1. Your resignation will not affect or impair your rights under the Company's Profit Sharing and Savings Plan or its Non-Qualified Profit Sharing and Savings Plus Plan, and the final date of the Term of the Agreement (as set forth above) will be considered as your Termination of Employment for the purpose of such Plans.

  2. It is understood and agreed that your resignation is not, and shall not be construed to be a "voluntary termination" of employment by you as such term is used in Section 6(f) of the Agreement.

  3. The Compensation and Stock Option Committee of the Board of Directors has acted to (a) accelerate the vesting of any unvested Company stock
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Mr. Phillip B. Rooney
February 17, 1997
Page 2

     options currently held by you and (b) establish that your retirement date, for purposes of the three year continued exerciseability rights provided to option holders who retire from the Company, shall be the final date of the Term of the Agreement, as set forth above.

  4. For purposes of calculating the benefit due you under the SERP, as such term is defined in the Agreement, it is understood and agreed that you will be provided with additional participation, vesting and benefit credit for the period of time following the Term (as set forth above) during which you comply with the non-competition covenant set forth in Section 7 of the Agreement. It is understood and agreed, however, that in the event you elect to exercise your rights under the SERP to begin payments prior to the expiration of the Term of the Agreement or the expiration of the term of the non-competition covenant set forth in Section 7 thereof, you will receive no further vesting credit from the date on which you begin receiving SERP benefits.

  5. The phrase "employee welfare benefit plans" as used in Section 6(d) of the Agreement is understood and agreed to refer to the Company's (a) medical, dental and vision care benefit plans, (b) life, business travel accident and accidental death and dismemberment insurance programs, and (c) short-term and long-term disability benefit plans, on such terms as such plans may from time to time be generally provided to employees of the Company. The provisions of Section 6(d) of the Agreement to the contrary notwithstanding, the Company will provide you, your current spouse and eligible dependent child with continued benefits under the Company's medical, dental and vision care benefit plans until the latest to occur of
     (i) the date of your sixty-fifth birthday, (ii) the date of your current spouse's sixty-fifth birthday or (iii) the date on which your dependent child shall no longer be eligible for dependent coverage under such plans, subject to the Company's rights to terminate such benefits for cause under
     Section 6(b) of the Agreement.

  6. It is understood and agreed that during the Term, as set forth above, you will remain eligible to participate in the Company's matching gift programs, on such terms as such programs may from time to time be generally provided to employees of the Company. It is further understood and agreed that you will remain eligible for reimbursement of financial planning, estate planning, tax counseling and return preparation, and club dues expense in an amount not to exceed $50,000 annually (i.e., two percent of the annual cash compensation provided to you under the terms of the Agreement). Reimbursement of such expenses will be made upon submission by you of an expense report in such form as may from time to time be utilized by other corporate office employees of the Company.

  7. It is understood and agreed that in order to facilitate your provision of consultative services as contemplated by Section 6(d) of the Agreement, the Company will pay directly, for the Term (as set forth above), for expenses associated with the
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Mr. Phillip B. Rooney
February 17, 1997
Page 2

     maintenance of an office for you located outside of any Company facility, such payment not to exceed $50,000 on an annual basis.

  8. This will reconfirm our understanding that the phrase "annual bonus" as used in the final sentence of Section 3(c) of the Agreement is not intended to be included in the term "bonuses" as used in the second sentence of the final paragraph of Section 6(d) of the Agreement.

I believe the foregoing accurately sets forth the understandings we have reached with respect to the implementation and application of the Agreement following your resignation as President and Chief Executive Officer. If such is the case, would you please so indicate by signing the acknowledgment set forth below.

                              Very truly yours,

                              WMX Technologies, Inc.


                              /s/ Peer Pedersen
                              Peer Pedersen
                              Chairman, Compensation and Stock
                              Option Committee

                    Acknowledged and agreed this 17/th/ day of February, 1997


                              /s/ Phillip B. Rooney
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                                   Phillip B. Rooney